EXHIBIT 99.1

News Release General Inquiries: 877.847.0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward 877.847.0009

Constellation Energy Partners Engages Lantana Oil & Gas

Partners for the Possible Sale of Black Warrior Assets

HOUSTON—(BUSINESS WIRE)—Oct. 1, 2012—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that it has engaged Lantana Oil & Gas Partners, Inc. (“Lantana”) to assist with the possible divestiture of its assets and operations in the Robinson’s Bend Field in the Black Warrior Basin in Tuscaloosa County, Alabama.

The assets considered for sale include 508 operating natural gas wells in the Robinson’s Bend Field and related leasehold interests and infrastructure. CEP’s average working interest in the wells is 100% with an approximate 75% average net revenue interest. Daily net production for the wells has averaged approximately 12 MMcf for the year to date.

“We’ve identified the possible divestiture of our Black Warrior assets as a strategic alternative that supports our continuing focus on the oil opportunities available in our Mid-Continent asset base,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “We’re delighted to bring the Lantana team on board to assist with our further evaluation of this strategic alternative and the possible sale of these assets.”

About the Company

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.